As filed with the Securities and Exchange Commission on May 7, 2001
                     Registration Statement No. 333-58236
 ----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          --------------------------

                              Amendment No. 1 to
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          --------------------------

                           JONES APPAREL GROUP, INC.
            (Exact name of Registrant as specified in its charter)

                      JONES APPAREL GROUP HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)

                         JONES APPAREL GROUP USA, INC.
            (Exact name of Registrant as specified in its charter)

                             NINE WEST GROUP INC.
            (Exact name of Registrant as specified in its charter)
                          --------------------------



         Pennsylvania                                   06-0935166
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

           Delaware                                     51-0390339
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

         Pennsylvania                                   23-2978516
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

           Delaware                                     13-4060243
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                          --------------------------

                            250 Rittenhouse Circle
                          Bristol, Pennsylvania 19007
                                (215) 785-4000

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          --------------------------

                              Ira M. Dansky, Esq.
                           Jones Apparel Group, Inc.
                                 1411 Broadway
                           New York, New York 10018
                                (212) 536-9526

           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          --------------------------

                                With a copy to:
                             William V. Fogg, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1000

                          --------------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                          --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                         Proposed Maximum
Title of Each Class of Securities to    Amount to be      Proposed Maximum Aggregate  Aggregate Offering Price    Amount of
be Registered                            Registered           Price Per Unit (1)               (1)             Registration Fee*
------------------------------------- ------------------- -------------------------- ------------------------- -----------------
Zero Coupon Convertible Senior
Notes due 2021 ......................   $805,645,000              50.26%                  $404,917,920.00         $101,229.48
Common Stock, par value
$.01 per share, of Jones Apparel
Group, Inc...........................       (2)                      (3)                         (3)                    (3)
------------------------------------- ------------------- -------------------------- -------------------------- ----------------

 *   Previously paid on April 3, 2001.

(1) Estimated solely for the purpose of calculating the registration fee. This fee is calculated on the basis of the offering price of the notes alone. The notes were originally issued at a substantial discount from their principal amount at maturity. The registration fee with respect to the notes was calculated based on the approximate accreted value thereof as of April 2, 2001 determined pursuant to the provisions of the indenture governing such notes.

(2) Includes 7,903,781 shares of common stock issuable upon conversion of the notes. Each note is convertible into 9.8105 shares of common stock per $1,000 principal amount at maturity of notes, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, capitalization or similar event.

(3) The shares of common stock issuable upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).

                          --------------------------

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED MAY 7, 2001

PRELIMINARY PROSPECTUS

                                 $805,645,000

                           Jones Apparel Group, Inc.
                      Jones Apparel Group Holdings, Inc.
                         Jones Apparel Group USA, Inc.
                             Nine West Group Inc.

                 Zero Coupon Convertible Senior Notes due 2021
            and Shares of Common Stock of Jones Apparel Group, Inc.
                     Issuable Upon Conversion of the Notes

                          --------------------------

     Jones Apparel Group, Inc. and its subsidiaries Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and Nine West Group Inc. are jointly and severally liable for the obligations under the notes. In this prospectus, the terms "we," "us," and "our" refer collectively to all four co-obligors in respect of the notes.

     We issued the notes in a private placement in February 2001 at an issue price of $499.60 per $1,000 principal amount at maturity. This prospectus will be used by selling securityholders to resell their notes and the Jones Apparel Group common stock issuable upon conversion of their notes, and we will not receive any proceeds from sales that the selling securityholders make.

     We will not pay cash interest on the notes prior to maturity. Instead, on February 1, 2021, the maturity date of the notes, noteholders will receive $1,000 per note. The original issue price per note represented a yield to maturity of 3.50% per year calculated from February 1, 2001. If a Tax Event occurs and we so elect, cash interest, instead of future original issue discount, shall accrue and be payable semi-annually on each note at 3.50% per year. See "Description of the Notes--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event" for the definition of the term "Tax Event."

     Noteholders may convert their notes at any time on or before the maturity date, unless the notes have been redeemed or purchased previously, into 9.8105 shares of Jones Apparel Group common stock per note. The conversion rate will not be adjusted for accrued original issue discount, but will be subject to adjustment in certain events described under "Description of the Notes--Conversion Rights."

     We may redeem the notes at any time on or after February 1, 2004 at the indicative redemption prices listed on page 16. Holders may require us to repurchase the notes on February 1, 2004, February 1, 2009 and February 1, 2014 at a price per note of $554.41, $659.44 and $784.36, respectively. We may choose to pay the purchase price in cash, in shares of Jones Apparel Group common stock valued at 95% of their Market Price or any combination thereof. In addition, if we experience specific kinds of fundamental changes prior to February 1, 2004, holders may require us to repurchase the notes. In the case of a repurchase upon such a fundamental change, the repurchase price will be equal to the issue price of the notes plus accrued original issue discount, and we may choose to pay the repurchase price in cash, in shares of Jones Apparel Group common stock valued at 95% of their Market Price or any combination thereof. See "Description of the Notes--Purchase of Notes at the Option of the Holder" for the definition of the term "Market Price."

     The notes are our senior obligations and rank equally with all our other senior unsecured debt.

     Jones Apparel Group common stock is listed on the New York Stock Exchange under the Symbol "JNY." On April 30, 2001, the closing price of Jones
Apparel Group common stock was $39.740 per share.

     This investment involves risks. See "Risk Factors" beginning on page 8.

     The notes and the shares of Jones Apparel Group common stock may be offered by the selling securityholders in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or shares as principals, any profits received by such broker-dealers on the resale of the notes or shares of Jones Apparel Group common stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

                          --------------------------

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is o, 2001.

                                                 TABLE OF CONTENTS

                                                                        Page

Where You Can Find More Information...................................     3
Special Note Regarding Forward-Looking Statements.....................     4
The Company...........................................................     5
Summary of the Offering...............................................     5
Risk Factors..........................................................     8
Price Range of Common Stock and Dividend Policy.......................    11
Use of Proceeds.......................................................    11
Ratio of Earnings to Fixed Charges....................................    11
Description of Other Debt.............................................    12
Description of the Notes..............................................    14
Registration Rights...................................................    29
Description of Capital Stock..........................................    30
Certain United States Federal Income Tax Considerations...............    31
Selling Securityholders...............................................    38
Plan of Distribution..................................................    43
Legal Matters.........................................................    45
Experts...............................................................    45

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     As used in this prospectus, unless the context requires otherwise:

     o "We," "us" and "our" refer collectively to all four co-obligors in respect of the notes;

     o "Jones" or the "Company" means Jones Apparel Group, Inc. and/or its predecessors and consolidated subsidiaries, including the other issuers, as the context may require;

     o    "Jones Apparel Group" means Jones Apparel Group, Inc.;

     o    "Jones Holdings" means Jones Apparel Group Holdings, Inc.;

     o    "Jones USA" means Jones Apparel Group USA, Inc.; and

     o    "Nine West" means Nine West Group Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

     Jones files annual, quarterly and special reports, proxy statements and other information with the SEC. Jones' SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Jones files at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois at the following addresses:

     o    450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     o    Seven World Trade Center, Suite 1300, New York, New York 10048; and

     o Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

     Reports, proxy statements and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     We have elected to incorporate by reference into this prospectus the following document (including the documents incorporated by reference therein) filed by Jones with the SEC:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 26, 2001;

     o    Current Report on Form 8-K, filed with the SEC on April 16, 2001;
          and

     o    Proxy Statement, filed with the SEC on April 26, 2001.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus and prior to the termination of this offering.

     You may request a copy of these filings, in most cases without exhibits, as well as the indenture referred to herein at no cost by writing or telephoning us at the following address:

                  Chief Financial Officer
                  Jones Apparel Group, Inc.
                  250 Rittenhouse Circle
                  Bristol, Pennsylvania 19007
                  (215) 785-4000

                            SPECIAL NOTE REGARDING
                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for our common stock and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and
Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     o    the effect of national and regional economic conditions;

     o lowered levels of consumer spending resulting from a general economic downturn;

     o the performance of our products within the prevailing retail environment;

     o customer acceptance of both new designs and newly-introduced product lines;

     o    financial difficulties encountered by customers;

     o the effects of vigorous competition in the markets in which we operate;

     o our ability to integrate the organizations and operations of any acquired business into our existing organization and operations;

     o the termination or non-renewal of the licenses with Polo Ralph Lauren Corporation;

     o risks relating to our extensive foreign operations and manufacturing;

     o    changes in the costs of raw materials, labor and advertising; and

     o our ability to secure and protect trademarks and other intellectual property rights.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. You will find these forward-looking statements at various places throughout this prospectus and the documents incorporated by reference, including any amendments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

     Jones is a leading designer and marketer of a broad range of women's collection sportswear, suits and dresses, casual sportswear and jeanswear for men, women and children, women's shoes and accessories, and costume jewelry. Jones has pursued a multi-brand strategy by marketing its products under several nationally known brands, including Jones New York, Evan-Picone, Rena Rowan, Nine West, Easy Spirit, Enzo Angiolini, Bandolino and Todd Oldham and the licensed brands Lauren by Ralph Lauren, Ralph by Ralph Lauren and Polo Jeans Company. Each brand is differentiated by its own distinctive styling and pricing strategy, and together they target a wide range of consumers. Jones primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. Jones has capitalized on its nationally known brand names by entering into various licenses for the Jones New York, Evan-Picone and Nine West brand names with select manufacturers of women's and men's products which Jones does not manufacture.

     On July 31, 2000, Jones acquired 100% of the capital stock of Victoria + Co Ltd. Victoria is a leading designer and marketer of branded and private label costume jewelry sold to better department and specialty stores. Victoria markets its products under the national brand names Napier, Richelieu and Judith Jack and under several licensed brands, including Tommy Hilfiger and Givenchy, as well as private labels. In addition, Victoria markets jewelry under Jones' Nine West label.

     On April 13, 2001, Jones entered into a definitive merger agreement (the "Merger Agreement") with McNaughton Apparel Group Inc., a Delaware corporation ("McNaughton"), pursuant to which McNaughton will be merged with and into a direct wholly owned subsidiary of Jones (the "Merger"). McNaughton designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. In connection with the Merger, stockholders of McNaughton will receive $10.50 in cash and approximately $10.50 in Jones Apparel Group common stock for each share of McNaughton common stock, subject to adjustment in accordance with the Merger Agreement. The Merger is subject to customary closing conditions, including approval by McNaughton's shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007. Our telephone number is (215) 785-4000.

                            SUMMARY OF THE OFFERING

     The following summary of the offering should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference, which contain important information regarding the terms of the notes as well as tax and other considerations that are important in making a decision about whether to invest in the notes, and you should pay special attention to the "Risk Factors" section beginning on page 8.

Notes Offered................. $805,645,000 aggregate principal amount at maturity of Zero Coupon Convertible Senior
                               Notes Due 2021. We will not pay cash interest on the notes prior to maturity, other than as described below under "--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event." The notes were originally sold by Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc. to qualified institutional buyers (as defined in Rule 144A under the Securities Act) at an issue price of $499.60 per note and a principal amount at maturity of $1,000 per note. This prospectus also relates to the offering of shares of Jones Apparel Group common stock which are issuable upon conversion or repurchase of the notes.


Maturity...................... February 1, 2021.

Yield to Maturity of Notes.... 3.50% per year (computed on a semi-annual bond equivalent basis) calculated from February 1, 2001.

Conversion Rights............. Holders may convert their notes at any time prior to the close of business on February 1, 2021, unless the notes have been redeemed or purchased by us previously. For each note of $1,000 principal amount at maturity converted, we will deliver 9.8105 shares of Jones Apparel Group common stock. The conversion rate may be adjusted for certain reasons but will not be adjusted for accrued original issue discount. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; accrued original issue discount will be deemed paid by shares of the common stock received by the holder of notes on conversion.

Ranking....................... The notes are our unsecured senior obligations and rank equally with all of our other
                               unsecured senior indebtedness.

Original Issue Discount....... The notes were offered with original issue discount for U.S. federal income tax
                               purposes equal to the principal amount at maturity of each note less the issue price to investors. You should be aware that, although we will not pay cash interest on the notes, U.S. investors must include accrued original issue discount in their gross income for U.S. federal income tax purposes prior to the conversion, redemption, purchase or maturity of the notes (even if such notes are ultimately not converted, redeemed, purchased or paid at maturity).

Sinking Fund.................. None.

Optional Redemption........... We may redeem all or a portion of the notes for cash at any time on or after February 1, 2004. Indicative redemption prices are set forth in this prospectus on page 16.

Purchase of the Notes by Us at
 the Option of the Holder..... Holders may require us to purchase their notes on any one of the following dates at the following prices:

                               o on February 1, 2004 at a price of $554.41 per note;

                               o on February 1, 2009 at a price of $659.44 per note; and

                               o on February 1, 2014 at a price of $784.36 per note.

                               We may choose to pay the purchase price in cash or Jones Apparel Group common stock, valued at 95% of the Market Price, or a combination of cash and Jones Apparel Group common stock.

Optional Conversion to
 Semi-annual Cash Pay Note
 Upon Tax  Event.............. From and after the occurrence of a Tax Event, at our option, cash interest in lieu of future original issue discount shall accrue on each note from the date on which we exercise such option at the rate of 3.50% per year on the restated principal amount (i.e., the issue price of the note plus any original issue discount accrued to the later of the date of the Tax Event and the date we exercise such option) and shall be payable semi-annually on each interest payment date to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed upon a 360-day year comprised of twelve 30-day months and will initially accrue from the Option Exercise Date and thereafter from the most recent date to which interest has been paid. In such an event, the redemption prices, purchase prices, and Fundamental Change repurchase prices shall be adjusted as described herein. However, there will be no changes in a holder's conversion rights. See "Description of the Notes--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event" for the definition of the term "Option Exercise Date."

Fundamental Change............ Upon a Fundamental Change involving us occurring prior to February 1, 2004, each holder may require us to repurchase all or a portion of such holder's notes. This repurchase price will be equal to the issue price of the notes plus accrued original issue discount to the date of repurchase. We may choose to pay the repurchase price in cash or in Jones Apparel Group common stock valued at 95% of the Market Price or a combination of cash and common stock. See "Description of the Notes--Fundamental Change Permits Holder to Require Us to Repurchase Notes" for the definition of the term "Fundamental Change."

Covenants..................... The notes were issued under an indenture that limits our ability and the ability of our subsidiaries to create or permit to exist liens and to engage in sale and leaseback transactions.

Use of Proceeds............... We will not receive any proceeds from any sale of the securities contemplated by this
                               prospectus.

Trading....................... The notes and shares of common stock issuable upon the conversion of the notes have been designated for trading in the PORTAL Market. However, any notes or shares of common stock issuable upon conversion sold under this prospectus will no longer trade in the PORTAL Market. Jones Apparel Group common stock is listed on the New York Stock Exchange under the symbol "JNY."

                                 RISK FACTORS

     You should consider carefully all the information included or incorporated by reference in this prospectus and, in particular, should evaluate the following risks before deciding to invest in the notes.

The Apparel, Footwear and Accessories Industries are Highly Competitive

     Apparel, footwear and accessories companies face competition on many fronts, including the following:

     o    establishing and maintaining favorable brand recognition;

     o    developing products that appeal to consumers;

     o    pricing products appropriately;

     o    providing strong marketing support; and

     o    obtaining access to retail outlets and sufficient floor space.

     There is intense competition in the sectors of the apparel, footwear and accessories industries in which we participate. We compete with many other manufacturers and retailers, some of which are larger and have greater resources than we do. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.

Fashion Trends are Constantly Changing

     Customer tastes and fashion trends can change rapidly. We may not be able to anticipate, gauge or respond to such changes in a timely manner. If we misjudge the market for our products or product groups, we may be faced with a significant amount of unsold finished goods inventory, which would have a material adverse effect on us.

The Apparel, Footwear and Accessories Industries are Highly Cyclical

     Negative economic trends over which we have no control that depress the level of consumer spending could have a material adverse effect on us. Purchases of apparel, footwear and related goods often decline during recessionary periods when disposable income is low. In such an environment, we may increase the number of promotional sales, which would further adversely affect our profitability.

The Concentration of Our Customers Could Adversely Affect Our Business

     Our ten largest customers, principally department stores, accounted for approximately 56% of sales in 2000. While no single customer accounted for more than 10% of our net sales, certain of our customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of our 2000 sales:

     Federated Department Stores, Inc................................    14%
     May Department Stores Company...................................    14%
     Remainder of ten largest customers..............................    28%

     We believe that purchasing decisions are generally made independently by individual department stores within a commonly controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. The loss of any of our largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies listed above, could have a material adverse effect on us. We do not have long-term contracts with any of our customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with us at any time or under certain circumstances cancel or delay orders.

Significant Portions of Our Sales and Profits Depend on Certain of Our License Agreements with Polo Ralph Lauren Corporation

     The termination or non-renewal of our exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on us. Our Lauren by Ralph Lauren and Polo Jeans Company businesses represent significant portions of our sales and profits. We sell products bearing those trademarks, as well as the Ralph by Ralph Lauren trademark, under exclusive licenses from affiliates of Polo Ralph Lauren Corporation.

     The Lauren by Ralph Lauren license expires on December 31, 2001. We have exercised our right to renew that license through December 31, 2006. There is no presently existing right or obligation to renew the Lauren by Ralph Lauren license after December 31, 2006.

     The Polo Jeans Company license expires on December 31, 2005 and may be renewed by us in five-year increments for up to 25 additional years, if certain minimum sales levels in certain years are met. Polo Jeans Company sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season. In addition, renewal of the Polo Jeans Company license after 2010 requires a one-time payment by us of $25 million or, at our option, a transfer of a 20% interest in our Polo Jeans Company business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase our Polo Jeans Company business at the end of 2010 for a purchase price, payable in cash, equal to 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans Company license through December 31, 2030.

     In addition to the provisions described above, the licenses contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

The Extent of Our Foreign Operations and Manufacturing May Adversely Affect Our Domestic Business

     In 2000, approximately 73% of our apparel products were manufactured outside North America, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Nearly all of Nine West's products were manufactured outside of North America in 2000 as well. The following may adversely affect foreign operations:

     o political instability in countries where contractors and suppliers are located;

     o    imposition of regulations and quotas relating to imports;

     o    imposition of duties, taxes and other charges on imports;

     o significant fluctuation of the value of the dollar against foreign currencies; and

     o    restrictions on the transfer of funds to or from foreign countries.

     As a result of our substantial foreign operations, Jones' domestic business is subject to the following risks:

     o quotas imposed by bilateral textile agreements between the United States and certain foreign countries;

     o reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

     o violations by foreign contractors of labor and wage standards and resulting adverse publicity.

Fluctuations in the Price, Availability and Quality of Raw Materials Could Cause Delay and Increase Costs

     Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel and in the price of leather used to manufacture our footwear and accessories could have a material adverse effect on our cost of sales or our ability to meet our customers' demands. We mainly use cotton twill, wool, denim, and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. We generally enter into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect our costs and could affect our earnings. During the past few years, there have been increases in the price of leather, which generally were reflected in the selling price of our footwear and accessories products. In the future, we may not be able to pass all or a portion of such higher raw materials prices on to our customers.

Our Reliance on Independent Manufacturers Could Cause Delay and Damage Customer Relationships

     We rely upon independent third parties for the manufacture of most of our products. A manufacturer's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on our business. We do not have long-term written agreements with any of our third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with us at any time.

The Successful Integration of Jones and McNaughton Following the Merger Will Present Significant Challenges

     Jones and McNaughton believe that the Merger presents opportunities to achieve cost savings, including those in connection with distribution, sourcing, marketing and overhead reductions. The failure to integrate McNaughton and Jones successfully, and to manage the challenges presented by the integration process successfully, may prevent Jones from achieving these anticipated cost savings.

We Depend on Key Personnel to Manage Our Business

     Jones' success depends upon the personal efforts and abilities of its senior executive officers, including Sidney Kimmel, its Chairman, Jackwyn Nemerov, its President, and Irwin Samelman, its Executive Vice President, Marketing, as well as the senior executive officers of our operating subsidiaries, including, after the Merger, Peter Boneparth. If any of these individuals become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.


Our Stock Price Has Been Volatile and We Expect That It Will Continue to be Volatile

     Our stock price has historically been volatile, and we expect that it will continue to be volatile. Our financial results are difficult to predict and could fluctuate significantly.

There Has Been No Trading Market for the Notes

     The notes are eligible for trading on the PORTAL Market; however, any notes sold under this prospectus will no longer trade in the PORTAL Market. We cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Jones Apparel Group common stock is listed on the New York Stock Exchange and is traded under the symbol "JNY." The following table shows the high and low per share sale prices of Jones Apparel Group common stock, as reported by the New York Stock Exchange for the periods indicated.

                                                     High           Low

1999                                                   $32.500       $21.500
   First Quarter                                        35.875        27.500
   Second Quarter                                       34.875        24.750
   Third Quarter                                        33.000        24.813
   Fourth Quarter
2000                                                   $31.875       $20.125
   First Quarter                                        32.563        21.250
   Second Quarter                                       29.188        22.063
   Third Quarter                                        35.000        23.313
   Fourth Quarter
2001
   First Quarter                                       $41.090       $31.125
   Second Quarter (through April 30, 2001)              40.000        34.050


     On April 30, 2001, the closing price of Jones Apparel Group common stock on the New York Stock Exchange was $39.740 per share.

     Jones Apparel Group has never declared or paid any cash dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the notes under this prospectus and the Jones Apparel Group common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges for the years and periods indicated:

                                                    Year Ended December 31,
                                              --------------------------------
                                              2000   1999   1998   1997   1996
                                              ----   ----   ----   ----   ----

Ratio of Earnings to Fixed Charges.....       4.3    4.1    12.6   18.2   14.4

     We computed these ratios by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

     Because we do not have any preferred stock outstanding, the ratio of earnings to fixed charges and preferred stock dividends, and the deficiency of earnings to cover fixed charges and preferred stock dividends were the same as the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges.

                           DESCRIPTION OF OTHER DEBT

Senior Credit Facilities

     Jones USA, as borrower, and Jones Apparel Group, Jones Holdings, and Nine West, as co-obligors, are parties to two credit agreements with First Union National Bank, as administrative agent (the "Administrative Agent"), and other lending institutions (collectively, the "Banks") to borrow an aggregate principal amount of up to $1.45 billion, consisting of (i) a $750.0 million 364-Day Revolving Credit Facility and (ii) a $700.0 million Five-Year Revolving Credit Facility, the entire amount of each of which is available for letters of credit and cash borrowings. The 364-Day and Five-Year Revolving Credit Facilities are referred to collectively in this prospectus as the "Senior Credit Facilities."

     Debt under the Senior Credit Facilities bears interest at a floating rate based, at Jones USA's option, upon (i) the reserve adjusted London Interbank Offered Rate ("Adjusted LIBOR"), as determined by the Administrative Agent for one, two, three or six months plus a margin ranging between 0.35% and 1.125%, in the case of the 364-Day Revolving Credit Facility, and 0.325% and 1.075%, in the case of the Five-Year Revolving Credit Facility, depending on Jones' credit rating or (ii) the Administrative Agent's Base Rate.

     Loans made under the Senior Credit Facilities may be borrowed, repaid and reborrowed from time to time until (in the case of the Five-Year Facility) June 15, 2004 and (in the case of the 364-Day Facility) June 12, 2001, subject to satisfaction of certain conditions on the date of any such borrowing. The 364-Day Revolving Credit Facility is subject to customary extension provisions for a limited number of additional 364-day terms.

     Jones USA is required to pay to the Banks an annual facility fee in an amount ranging from 0.10% to 0.25% per annum, in the case of the 364-Day Revolving Credit Facility, and 0.125% to 0.30% per annum, in the case of the Five- Year Revolving Credit Facility, depending on Jones' credit rating, on the entire amount of the Senior Credit Facilities, regardless of usage. Additionally, Jones USA is required to pay a letter of credit fee in an amount ranging from 0.15% to 0.35% per annum, in the case of the 364-Day Facility, and 0.125% to 0.30% per annum in the case of the Five-Year Facility, depending on Jones' credit rating, on the amount of outstanding trade letters of credit. Jones USA is also required to pay a utilization fee of 0.125% per annum in the case of each facility to the extent that the average utilization of such facility during any quarter exceeds 50% of the original commitments under such facility (exclusive of any issued and outstanding letters of credit under such facility). Jones USA is also required to pay an issuance fee of 0.125% per annum on all outstanding standby letters of credit.

     The Senior Credit Facilities require Jones to satisfy an EBITDA plus rents to cash interest expense plus rents coverage ratio and a net worth maintenance covenant. The Senior Credit Facilities also contain covenants which, among other things, will limit, subject to various exceptions, Jones' ability to incur additional indebtedness, incur liens and encumbrances, make guarantees, loans, acquisitions and investments, engage in asset sales, mergers and consolidations, change its business, engage in transactions with affiliates, prepay subordinated indebtedness, make material amendments to debt instruments, pay dividends or other distributions to shareholders and redeem or repurchase capital stock. The Senior Credit Facilities also contain customary affirmative covenants. The covenants may be modified or waived with the consent of a majority of the Banks.

     Defaults under the Senior Credit Facilities include failure to pay any interest, principal or fees when due under the Senior Credit Facilities, failure to perform any covenant or agreement contained in the documents relating to the Senior Credit Facilities, the making by Jones of inaccurate or false representations or warranties, the default by Jones in respect of certain other indebtedness, the occurrence of certain events of bankruptcy, the entering of certain judgments against Jones, and a change in control of Jones.

6.25% Senior Notes Due 2001

     The 6.25% Senior Notes Due 2001 (the "6 1/4% Notes") are unsecured senior obligations of Jones Apparel Group, Jones Holdings, Jones USA and Nine West, each as a co-obligor. The 6 1/4% Notes were originally issued in an aggregate principal amount of $265.0 million, of which $242.9 million is currently outstanding. The 6 1/4% Notes bear interest at a rate of 6 1/4%, payable semi-annually on April 1 and October 1 of each year, and will mature on October 1, 2001. The 6 1/4% Notes are redeemable at any time or from time to time at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semi-annual basis at the treasury rate specified in the indenture relating to the 6 1/4% Notes plus 15 basis points, plus in the case of each of clauses (1) and (2) accrued and unpaid interest to the date of redemption. The 6 1/4% Notes contain certain covenants including restrictions on liens and restrictions on sale and leaseback transactions.

8 3/8% Series B Senior Notes Due 2005

     The 8 3/8% Series B Senior Notes Due 2005 (the "8 3/8% Notes") are unsecured senior obligations of Jones Apparel Group, Jones Holdings, Jones USA and Nine West, each as a co-obligor. The 8 3/8% Notes were originally issued in an aggregate principal amount of $200.0 million, of which $129.6 million remains outstanding. The 8 3/8% Notes bear interest at a rate of 8 3/8%, payable on February 15 and August 15 of each year, and will mature on August 15, 2005. The 8 3/8% Notes are not redeemable prior to maturity. The 8 3/8% Notes contain certain covenants including limitation on liens and purchase of Notes upon a change of control.

9% Series B Senior Subordinated Notes Due 2007

     The 9% Series B Senior Subordinated Notes Due 2007 (the "9% Notes") are unsecured senior subordinated obligations of Nine West. The 9% Notes were originally issued in an aggregate principal amount of $125.0 million, of which $82,000 is currently outstanding. The 9% Notes bear interest at a rate of 9%, payable on February 15 and August 15 of each year, and will mature on August 15, 2007. The 9% Notes are redeemable at any time and from time to time on or after August 15, 2002 at the redemption prices specified in the 9% Notes. The 9% Notes contain certain covenants including limitation on sale of assets and purchase of Notes upon a change of control.

5 1/2% Convertible Subordinated Notes Due 2003

     The 5 1/2% Convertible Subordinated Notes due 2003 (the "5 1/2% Notes") are unsecured subordinated obligations of Jones Holdings and Nine West, each as a co-obligor. The 5 1/2% Notes were originally issued in an aggregate principal amount of $185.7 million, of which $459,000 remains outstanding. The 5 1/2% Notes bear interest at a rate of 5 1/2%, payable on January 15 and July 15 each year, and will mature on July 15, 2003. The 5 1/2% Notes are redeemable at any time and from time to time at a redemption price equal to the greater of (a) 100% of their principal amount or (b) the sum of the present values of the remaining scheduled payments of principal and interest discounted, on a semi-annual basis, at a rate equal to the sum of the treasury rate specified in the indenture relating to the 5 1/2% Notes plus 25 basis points, plus in the case of clauses (a) and (b) accrued and unpaid interest to the date of redemption.

7.50% Senior Notes Due 2004
7.875% Senior Notes Due 2006

     The 7.50% Senior Notes Due 2004 (the "7 1/2% Notes") and the 7.875% Senior Notes Due 2006 (the "7 7/8% Notes") are unsecured senior obligations of Jones Apparel Group, Jones Holdings, Jones USA and Nine West, each as a co-obligor. The 7 1/2% Notes and the 7 7/8% Notes were originally issued in respective aggregate principal amounts of $175 million and $225 million, and the full principal amount of each remains outstanding. The 7 1/2% Notes bear interest at a rate of 7 1/2%, payable semi-annually on June 15 and December 15 of each year, and will mature on June 15, 2004. The 7 7/8% Notes bear interest at a rate of 7 7/8%, payable semi-annually on June 15 and December 15 of each year, and will mature on June 15, 2006. The 7 1/2% Notes and the 7 7/8% Notes are redeemable at any time and from time to time at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted, on a semi-annual basis at a rate equal to the sum of the treasury rate specified in the indentures relating to the 7 1/2% Notes and the 7 7/8% Notes plus 25 basis points, plus in the case of clauses (1) and (2) accrued and unpaid interest to the date of redemption. The 7 1/2% Notes and the 7 7/8% Notes contain certain covenants, including restrictions on liens and restrictions on sale and leaseback transactions.

                           DESCRIPTION OF THE NOTES

     We issued the notes under an indenture (the "indenture") dated as of February 1, 2001 among us and The Bank of New York, as trustee (the "trustee"). A copy of the indenture and the form of the notes are filed as exhibits to Jones Apparel Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 which is incorporated by reference to the registration statement of which this prospectus is a part and are also available upon request as set forth under "Where You Can Find More Information." The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the notes and the indenture.

General

     The notes:

     o are our unsecured obligations and rank equally with all of our other unsecured senior indebtedness;

     o    are limited to $805,645,000 aggregate principal amount at maturity;

     o    will mature on February 1, 2021; and

     o do not pay interest annually, but will pay a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 3.50%.

     The notes are redeemable prior to maturity only on or after February 1, 2004, as described below under "--Optional Redemption," and do not have the benefit of a sinking fund. Principal of the notes is payable, and the transfer of notes is registrable, at the office of the trustee.

     The notes were offered at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Original Issue Discount." Except as described below, we will not make periodic cash payments of interest on the notes. Each note of $1,000 principal amount was issued at an issue price of $499.60 per note. However, the notes will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of original issue discount is on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. The issue date for the notes and the commencement date for the accrual of original issue discount was February 1, 2001.

     The notes were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes are represented by three global securities registered in the name of a nominee of DTC, New York, New York.

Conversion Rights

     A holder may convert notes, in multiples of $1,000 principal amount at maturity, into Jones Apparel Group common stock at any time before the close of business on February 1, 2021. However, a holder may convert a note only until the close of business on the last business day prior to the redemption date if we call a note for redemption, unless we default on payment of the redemption price. A note for which a holder has delivered a purchase notice or a Fundamental Change (as defined below under "--Fundamental Change Permits Holder to Require Us to Repurchase Notes") repurchase notice requiring us to purchase or repurchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 9.8105 shares of common stock per note with a principal amount at maturity of $1,000, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount.

     In lieu of issuing fractional shares, we will pay an amount of cash based on the Sale Price (as defined below under "--Purchase of Notes at the Option of the Holder") of the common stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accrued original issue discount and the conversion rate will not be adjusted to reflect any such accrual. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed:

     o to satisfy our obligation to pay the principal amount at maturity of the note; and

     o to satisfy our obligation to pay original issue discount that accrued from the issue date through the conversion date.

     As a result, accrued original issue discount is deemed to be paid in full rather than canceled, extinguished or forfeited.

     A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "Certain United States Federal Income Tax Considerations--U.S. Holders--Conversion of Notes."

     The conversion rate will be adjusted for:

     o dividends or distributions on Jones Apparel Group common stock payable in Jones Apparel Group common stock or other Jones Apparel Group capital stock;

     o subdivisions, combinations or certain reclassifications of Jones Apparel Group common stock;

     o distributions to all holders of Jones Apparel Group common stock of certain rights to purchase Jones Apparel Group common stock for a period expiring within 60 days at less than the Sale Price at the time; and

     o certain distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 10% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution and excluding distributions in connection with a transaction described in the third succeeding paragraph).

     However, no adjustment need be made if noteholders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the average quoted price of the common stock, or (b) such average quoted price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to the shares of Jones Apparel Group common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such note immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Jones or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend as the result of:

     o a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or

     o    an increase in conversion rate at our discretion.

     See "Certain United States Federal Income Tax Considerations--U.S. Holders--Adjustment of Conversion Rate."

     If we exercise our option to have cash interest, instead of original issue discount, accrue on a note following a Tax Event (as defined below under "--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event"), the holder will be entitled on conversion to receive the same number of shares of Jones Apparel Group common stock the holder would have received if we had not exercised this option.

     If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the note.

     Except where notes surrendered for conversion must be accompanied by payment as described above, we will not pay interest on converted notes on any interest payment date subsequent to the date of conversion. See "--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event."

Optional Redemption

     No sinking fund is provided for the notes. Prior to February 1, 2004, the notes will not be redeemable. Beginning on February 1, 2004, at our option we may redeem the notes for cash at any time as a whole, or from time to time in part. We will give not less than 30 days nor more than 60 days notice of redemption to noteholders by mail.

     The table below shows what redemption prices of a note would be on February 1, 2004, at each February 1 thereafter prior to maturity and at maturity on February 1, 2021. These prices equal the issue price plus the accrued original issue discount calculated to each such date. The redemption price of a note redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                      Accrued
                                                   Original Issue    Redemption
                                          Issue     Discount At         Price
Redemption Date                         Price (1)     3.50%(2)        (1) + (2)
---------------                         ---------     --------        ---------

February 1, 2004....................    $499.60          $54.81         $554.41
February 1, 2005....................     499.60           74.38          573.98
February 1, 2006....................     499.60           94.65          594.25
February 1, 2007....................     499.60          115.63          615.23
February 1, 2008....................     499.60          137.35          636.95
February 1, 2009....................     499.60          159.84          659.44
February 1, 2010....................     499.60          183.12          682.72
February 1, 2011....................     499.60          207.22          706.82
February 1, 2012....................     499.60          232.18          731.78
February 1, 2013....................     499.60          258.02          757.62
February 1, 2014....................     499.60          284.76          784.36
February 1, 2015....................     499.60          312.46          812.06
February 1, 2016....................     499.60          341.13          840.73
February 1, 2017....................     499.60          370.81          870.41
February 1, 2018....................     499.60          401.54          901.14
February 1, 2019....................     499.60          433.36          932.96

February 1, 2020....................     499.60          466.30          965.90
At stated maturity..................     499.60          500.40        1,000.00

     If converted to semi-annual cash pay notes following the occurrence of a Tax Event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the notes be redeemed prior to February 1, 2004. See "--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event."

     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

     On the purchase dates of February 1, 2004, February 1, 2009 and February 1, 2014, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

     The purchase price of a note will be:

     o    $554.41 per note on February 1, 2004;

     o    $659.44 per note on February 1, 2009; and

     o    $784.36 per note on February 1, 2014.

     These purchase prices equal the issue price plus accrued original issue discount to the purchase dates.

     We may, at our option, elect to pay the purchase price in cash or in shares of common stock valued at 95% of the Market Price (as defined below) or any combination thereof. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Exercise of Holder's Put Option."

     If prior to a purchase date the notes have been converted to semi-annual cash pay notes following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of such conversion to the purchase date. See "--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event."

     We will be required to give notice on a date not less than 30 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     o whether we will pay the purchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each;

     o if we elect to pay in common stock, the method of calculating the Market Price of the common stock; and

     o the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

     o the certificate numbers of the holder's notes to be delivered for purchase;

     o the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

     o that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

     o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Certain United States Federal Income Tax Considerations--U.S. Holders--Exercise of Holder's Put Option."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

     The notice of withdrawal shall state:

     o    the principal amount at maturity being withdrawn;

     o    the certificate numbers of the notes being withdrawn; and

     o the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

     If we elect to pay the purchase price, in whole or in part, in shares of Jones Apparel Group common stock, the number of shares of Jones Apparel Group common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in Jones Apparel Group common stock divided by 95% of the Market Price of a share of Jones Apparel Group common stock.

     We will pay cash based on the Market Price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Exercise of Holder's Put Option."

     The "Market Price" means the average of the Sale Prices of Jones Apparel Group common stock for the 20 trading day period ending on the third business day (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior thereto) prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such purchase date, of certain events with respect to the common stock that would result in an adjustment of the conversion rate.

     The "Sale Price" of the Jones Apparel Group common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

     Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Exercise of Holder's Put Option." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

     o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     o    file Schedule TO or any other required schedule under the Exchange
          Act.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes with cash may be limited by the terms of our then existing indebtedness or financing agreements.

     No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Fundamental Change Permits Holder to Require Us to Repurchase Notes

     If a Fundamental Change occurs at any time prior to February 1, 2004, each holder will have the right, at the holder's option, to require us to repurchase any or all of the holder's notes. The notes may be repurchased in multiples of $1,000 principal amount at maturity. We will repurchase the notes at a price equal to the issue price plus accrued original issue discount to the repurchase date. If, prior to the repurchase date, we elect to convert the notes to semi-annual cash pay notes following a Tax Event, the repurchase price will be equal to the restated principal amount plus accrued and unpaid interest to the repurchase date. See "--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event."

     We may, at our option, instead of paying the Fundamental Change repurchase price in cash, pay all or a portion of the Fundamental Change repurchase price in Jones Apparel Group common stock, as long as Jones Apparel Group common stock is then listed on a national securities exchange or traded on the Nasdaq National Market. If we elect to pay all or a portion of the Fundamental Change repurchase price in shares of Jones Apparel Group common stock, then the number of shares of Jones Apparel Group common stock to be delivered by us shall be equal to the portion of the Fundamental Change repurchase price to be paid in Jones Apparel Group common stock divided by 95% of the Market Price of a share of Jones Apparel Group common stock.

     On or before the 30th day after the occurrence of a Fundamental Change, we will mail to all holders of record of the notes a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. We will also deliver to the trustee a copy of the notice. To exercise the repurchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a Fundamental Change, the notes to be repurchased, duly endorsed for transfer, together with the form entitled "Option to Elect Repurchase Upon a Fundamental Change" on the reverse side of the note duly completed, to the paying agent.

     A Fundamental Change occurs if:

     o Jones Apparel Group consolidates or merges with or into another person (other than a subsidiary);

     o Jones Apparel Group sells, conveys, transfers or leases its properties and assets substantially as an entirety to any person (other than a subsidiary);

     o any person (other than a subsidiary) consolidates with or merges with or into Jones Apparel Group;

     o Jones Apparel Group outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security provided that none of these circumstances will be a Fundamental Change if at least 50% of the aggregate fair market value (as determined by our board of directors) of such property and securities, other than cash payments for fractional shares, consists of shares of voting common stock of the surviving person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or

     o any person, including its affiliates and associates (an "Acquiring Person"), files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the total voting power in the aggregate of all classes of our common stock then outstanding normally entitled to vote in elections of directors other than through a merger or binding share exchange in which all or substantially all (as determined by our board of directors) of the consideration (except for cash payments for fractional shares) received by the holders (other than the Acquiring Person) of Jones Apparel Group common stock consists of shares of voting common stock of the surviving person that are, or that upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the repurchase of the notes in the event of a Fundamental Change.

     The repurchase rights of the holders of notes could discourage a potential acquirer of Jones. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of Jones by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a Fundamental Change may not protect noteholders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be repurchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under "--Events of Default" below. However, notes may be repurchased if the event of default is in the payment of the Fundamental Change repurchase price with respect to the notes.

Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event

     From and after the date of the occurrence of a Tax Event, we will have the option to elect to have interest in lieu of future original issue discount accrue at the rate of 3.50% per year on a principal amount per note (the "Restated Principal Amount") equal to the issue price plus original issue discount accrued to the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "Option Exercise Date").

     Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of February 1 and August 1 of each year to holders of record at the close of business on January 16 or July 16 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid.

     A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

          (1) any amendment to, or change (including any announced prospective change) in the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

          (2) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that original issue discount payable on the notes either:

     o    would not be deductible on a current accrual basis, or

     o    would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

     The Clinton Administration had proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the original issue discount. Congress has not enacted these proposed changes in the law. If a similar proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

     o deduct the interest, including original issue discount, payable on the notes on a current accrual basis, or

     o deduct the interest, including original issue discount, payable on the notes under any other method for United States federal income tax purposes,

such enactment would result in a Tax Event and the terms of the notes would be subject to modification at our option as described above.

     The modification of the terms of the notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the Option Exercise Date.

Certain Covenants

     The indenture contains covenants including, among others, the following:

Restrictions on Liens. Except as provided below under "--Exempted Debt," we will not, and will not permit any "significant subsidiary" (as such term is defined in Regulation S-X promulgated by the SEC) to, create or suffer to exist any mortgage, lien, pledge, charge, security interest or encumbrance (a "lien" or "liens") to secure any of our or a significant subsidiary's indebtedness on any property the net book value of which exceeds 1% of our consolidated net tangible assets (the "Principal Properties"), unless all of the notes outstanding at the time of such lien are secured by the same lien, equally and ratably with any and all other indebtedness secured by such lien.

     The restrictions in the preceding sentence do not apply to:

     o liens on property of a person existing at the time of its merger or consolidation with or into any of us or our significant subsidiaries or at the time of sale, lease or other disposition of its properties to any of us or our significant subsidiaries;

     o liens on property of a person existing at the time it becomes a significant subsidiary or existing on property prior to our or a significant subsidiary's acquisition of the property;

     o liens securing indebtedness (A) between a significant subsidiary and any of us, or (B) between significant subsidiaries or (C) between us;

     o liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, so long as (A) the relevant person disposes of such property within 180 days after the creation of those liens and
          (B) any indebtedness secured by those liens is without recourse to any of us or any significant subsidiary;

     o liens in favor of the United States of America or any of its states, or any of their departments, agencies or instrumentalities or political subdivisions, or in favor of any country, or any of its political subdivisions, to secure partial, progress, advance or other payments, or performance of any other similar obligations, including, without limitation, liens to secure pollution control bonds or industrial revenue or other similar types of bonds;

     o liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

     o liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

     o liens incurred to secure appeal bonds and judgment and attachment liens, in each case in connection with litigation or legal proceedings which are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by generally accepted accounting principles as in effect at such time;

     o pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which any of us or any significant subsidiary is a party, or deposits to secure public or statutory obligations of any of us or of any significant subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

     o utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

     o liens granted to any bank or other institution on the payments to be made to such institution by any of us or any subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

     o liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set off or similar rights and remedies, in each case as to any deposit account or any other fund maintained with a creditor depository institution, provided that (1) the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable co- obligor or a significant subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (2) the deposit account is not intended by the applicable co-obligor or a significant subsidiary to provide collateral to the depository institution;

     o liens arising from the Uniform Commercial Code financing statements regarding leases;

     o the giving, simultaneously with or within 180 days after the latest of the date of the indenture, or the acquisition, construction, improvement, development or expansion of such property, of a purchase money lien on property acquired, constructed, improved, developed or expanded after the date of the indenture, or the acquisition, construction, improvement, development or expansion after the date of the indenture, of property subject to any lien which is limited to such property;

     o the giving of a lien on real property which is the sole security for indebtedness incurred within two years after the latest of the date of the indenture, or the acquisition, construction, improvement, development or expansion of the property, so long as the holder of such indebtedness is entitled to enforce its payment only by resorting to such security;

     o liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder;

     o    liens existing on the date of the indenture;

     o liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by generally accepted accounting principles as in effect at such time; and

     o extension, renewal, replacement or refunding of any lien existing on the date of the indenture or referred to in certain of the bullet points above, so long as the principal amount of indebtedness so secured and not otherwise authorized by the relevant bullet points shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Restrictions on Sale and Leaseback Transactions. Except as provided below under "--Exempted Debt," we will not, and will not permit any significant subsidiary to, enter into any arrangement with any person providing for the leasing from that person of any Principal Property previously or contemporaneously sold or transferred to it by any of us or our significant subsidiaries with the intention of taking back a lease of such Principal Property (a "sale and leaseback transaction"), unless our board of directors determines that the net proceeds of the sale or transfer are to be at least equal to the fair market value of the relevant Principal Property or asset at the time of the sale and transfer and either one of the following occurs:

     o within 180 days after it has been received, an amount equal to the net proceeds of such sale or transfer is applied to the retirement or prepayment of our or a significant subsidiary's indebtedness that is senior to or equal in right of payment with the notes or to the purchase, construction or development of property or assets to be used in the ordinary course of business, or

     o the lessee would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the indenture, to issue, assume or guarantee indebtedness secured by a lien upon the relevant Principal Property at least equal in amount to the then present value (discounted at the actual rate of interest of the sale and leaseback transaction) of its obligation for the net rental payments in respect of such sale and leaseback transaction without equally and ratably securing the notes.

The restrictions in the preceding paragraph will not apply to any sale and leaseback transaction:

     o between (A) any of us and a significant subsidiary or (B) between significant subsidiaries or (C) between us, so long as the lessor is one of us or a wholly owned significant subsidiary;

     o    which has a lease of less than three years in length;

     o entered into within 180 days after the later of the purchase, construction or development of the relevant Principal Property or asset or the commencement of operation of the relevant Principal Property; or

     o    involving Jones' distribution warehouse at South Hill, Virginia.

Exempted Debt. Notwithstanding the restrictions in the indenture on (1) liens and (2) sale and leaseback transactions, any of us or any significant subsidiary may, in addition to amounts permitted under those restrictions, create indebtedness secured by liens, or enter into sale and leaseback transactions, so long as, at the time of those transactions and after giving effect to them, the aggregate outstanding amount of all such indebtedness secured by liens plus the then present value (discounted at the actual rate of interest of the sale and leaseback transaction) of the obligations for the net rental payments resulting from the sale and leaseback transactions does not exceed 20% of our and our subsidiaries' consolidated stockholders' equity.

Corporate Existence. Unless our board of directors determines that it is no longer desirable in the conduct of our business and the business of our significant subsidiaries considered as a whole, each of us will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, material rights (charter and statutory) and material franchises.

No Special Protection in the Event of a Highly Leveraged Transaction. The terms of the notes will not afford the holders special protection in the event of a highly leveraged transaction.

Events of Default

     Each of the following constitutes an event of default under the indenture:

     o default in payment of the principal amount at maturity (or if the notes have been converted to semi- annual cash pay notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change repurchase price with respect to any note when such amount becomes due and payable;

     o if the notes have been converted to semi-annual cash pay notes following a Tax Event, the failure to pay interest within 30 days of the due date;

     o our failure to pay liquidated damages within 30 days of the due date;

     o our failure to comply with the obligations described under "--Mergers and Sales of Assets" below;

     o our failure to comply with any of our obligations under the covenants described under "--Certain Covenants" above upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 30 days after receipt by us of such notice;

     o our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt by us of such notice;

     o a default under any indebtedness (other than the notes) by any of us or by any significant subsidiary as a result of which an amount in excess of $25.0 million becomes due and payable prior to the date on which it would otherwise have become due and payable upon receipt by us of notice of the default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after such notice;

     o any judgment or decree for the payment of money in excess of $25.0 million against any of us or any significant subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) it is not discharged, waived or stayed and remains outstanding for a period of 60 days;

     o the co-obligation of any of us shall cease to be in full force and effect (except as contemplated by the terms thereof); and

     o certain events of bankruptcy, insolvency or reorganization affecting us.

     If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding by written notice to us (and to the trustee if such notice is given by the holders) may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the issue price of the notes plus the original issue discount accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount at maturity of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     No holder of a note has any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

     o such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

     o the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

     o the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount at maturity of the outstanding notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal amount at maturity, the restated principal amount, redemption price, purchase price or Fundamental Change repurchase price or interest on such note on or after the applicable due date specified in such note.

     The indenture provides that if a default with respect to notes occurs and is continuing and is known to the trustee, the trustee must mail to each noteholder notice of the default within 90 days after it occurs. Except in the case of a default in the principal amount at maturity (or if the notes have been converted to semi-annual cash pay notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change repurchase price with respect to any note when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the noteholders.

     The indenture requires Jones to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of its officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

     Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount at maturity of the outstanding notes affected by such modification or amendment.

     No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

     o make any change to the percentage of principal amount at maturity of notes the holders of which must consent to an amendment;

     o reduce the principal amount at maturity, restated principal amount or issue price, or extend the stated maturity, of any note;

     o reduce the redemption price, purchase price or Fundamental Change repurchase price of any note;

     o make any change that adversely affects the right to convert any note;

     o except as otherwise provided herein and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any note, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any note;

     o make any note payable in money or securities other than that stated in the note;

     o make any change that adversely affects such holder's right to require us to purchase a note; or

     o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

     Without the consent of any holder, we and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the indenture as permitted thereunder, or to make any other change that does not adversely affect the rights of any holder.

     The holders of at least a majority in principal amount at maturity of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount at maturity of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Mergers and Sales of Assets

     The indenture provides that none of the issuers may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other items:
(i) the resulting, surviving or transferee person (if other than the relevant issuer) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all obligations of the relevant issuer under the notes and the indenture; (ii) the relevant issuer or such successor person shall not immediately thereafter be in default under the indenture; (iii) the relevant issuer shall have provided the trustee with an opinion of counsel and officer's certificate confirming compliance with the indenture and (iv) the notes shall be secured ratably by any liens to which a Principal Property of the relevant issuer becomes subject as a result of the transaction that would otherwise not be permitted by the indenture. Upon the assumption of the obligations of the relevant issuer by such a person in such circumstances, subject to certain exceptions, the relevant issuer shall be discharged from all obligations under the notes and the indenture (except in the case of a lease). Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Fundamental Change permitting each holder to require us to purchase the notes of such holder as described above.

Discharge of the Indenture

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancelation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change repurchase date, or upon conversion or otherwise, cash or shares of Jones Apparel Group common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Limitation of Claims in Bankruptcy

     If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

Regarding the Trustee

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

     The trustee under the indenture has additional financial arrangements with us, including as trustee under Nine West's Supplemental Executive Retirement Plan, as trustee for the Nine West Pension Plan, as a lender under the Senior Credit Facilities, as trustee for our 7 1/2% Notes, 7 7/8% Notes, 8 3/8% Notes and 9% Notes and as transfer agent and registrar for Jones Apparel Group common stock.

Book-Entry; Delivery and Form; Global Note

     Notes sold by the selling securityholders pursuant to the registration statement of which this prospectus forms a part will be represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Investors may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     Investors who purchase notes in offshore transactions may hold their interests in the global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in the depositaries' names on the books of DTC.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants). Beneficial interests in the global note will be exchangeable for definitive notes only in accordance with the terms of the indenture.

     So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

     Payments of the principal of, premium, if any, and liquidated damages, if any, on, the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

     DTC or its nominee, upon receipt of any payment of principal in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

     Unless and until it is exchanged in whole or in part for definitive notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the global note for definitive notes, which it will distribute to its participants.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the global note.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the notes will be printed and delivered.

     The information in this section concerning DTC, Clearstream Banking, Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

                              REGISTRATION RIGHTS

     Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the Jones Apparel Group common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act.

     Subject to certain rights to suspend use of the shelf registration statement, we will use reasonable efforts to cause the shelf registration statement to be declared effective by July 31, 2001 and to keep the shelf registration statement effective until the earliest of (1) the time when the notes or Jones Apparel Group common stock issuable upon conversion thereof covered by the shelf registration statement can be sold pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto, (2) February 1, 2003, the second anniversary of the original date of issuance of the notes, (3) the date on which all notes registered under the shelf registration statement are disposed of in accordance therewith and (4) the date upon which the notes are no longer outstanding.

     The following requirements and restrictions will generally apply to a holder selling such securities pursuant to the shelf registration statement:

     o such holder will be required to be named as selling securityholder in the related prospectus;

     o    such holder will be required to deliver a prospectus to purchasers;

     o such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     o such holder will be bound by the provisions of the registration rights agreements which are applicable to such holder (including certain indemnification obligations).

     We have agreed to pay predetermined liquidated damages ("liquidated damages") to holders of the notes and holders of Jones Apparel Group common stock issued upon conversion of the notes if the shelf registration statement is not timely made effective as described above or if the prospectus is unavailable for periods in excess of those described below. Such liquidated damages shall accrue until such failure to become or remain effective or such unavailability is cured:

     o in respect of any note, at a rate per year equal to 0.25% for the first 90 days after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof, and

     o in respect of any shares of Jones Apparel Group common stock into which the notes have been converted at a rate per year equal to 0.25% for the first 90 days after the occurrence of such event and 0.5% thereafter of the then applicable conversion price (as defined below).

     The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of the notes, the sum of the issue price of such notes plus accrued original issue discount with respect to such notes through such date of determination or, following the conversion of the notes to interest-bearing securities after a Tax Event, the Restated Principal Amount. The term "applicable conversion price" means, as of any date of determination, the applicable principal amount per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were the notes then outstanding.

     Such liquidated damages will accrue from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate certain provisions of the registration rights agreement, the holders of the notes will be entitled to equitable relief, including injunction and specific performance.

     We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 45 days in any three month period or 90 days in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments.

     The summary above of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to Jones Apparel Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 which is incorporated by reference to the registration statement of which this prospectus is a part and is also available upon request as described under "Where You Can Find More Information."

                         DESCRIPTION OF CAPITAL STOCK

     Jones Apparel Group's authorized capital stock consists of (1) 200,000,000 shares of common stock, $.01 par value per share, and (2) 1,000,000 shares of preferred stock, $.01 par value per share. On May 1, 2001, Jones Apparel Group had 120,029,305 shares of common stock issued and outstanding and no shares of preferred stock outstanding. Jones Apparel Group common stock is listed on the New York Stock Exchange under the trading symbol "JNY."

     Each share of Jones Apparel Group common stock is entitled to one vote on all matters submitted to a vote of shareholders. Jones shareholders are entitled to receive dividends when and as declared by the Jones board of directors out of legally available funds. Dividends may be paid on the Jones Apparel Group common stock only if all dividends on any outstanding preferred stock of Jones shareholders have been paid or reserved. To date, Jones has not paid any cash dividends on shares of its common stock and does not anticipate paying any cash dividends in the foreseeable future.

     The issued and outstanding shares of Jones Apparel Group common stock are fully paid and nonassessable. Jones shareholders have no preemptive or conversion rights and are not subject to further calls or assessments by Jones. In the event of the voluntary or involuntary dissolution, liquidation or winding up of Jones, Jones shareholders are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of Jones' remaining assets available for distribution.

     The Jones board of directors is authorized to provide for the issuance from time to time of Jones preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Jones preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Jones Apparel Group common stock or for other corporate purposes.

     The transfer agent and registrar for Jones Apparel Group common stock is The Bank of New York.

                     CERTAIN UNITED STATES FEDERAL INCOME
                              TAX CONSIDERATIONS

General

     This section summarizes the material U.S. tax consequences to holders of notes and the shares of common stock into which the notes may be converted. It represents the views of our tax counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

     o The discussion only covers you if you hold your notes and the shares of common stock received upon conversion as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     o The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes or shares. We suggest that you consult your tax advisor about the consequences of holding notes or shares in your particular situation.

     o The discussion is based on current law. Changes in the law may change the tax treatment of the notes or the shares.

     o    The discussion does not cover state, local or foreign law.

     o We have not requested a ruling from the IRS on the tax consequences of owning the notes or the shares. As a result, the IRS could disagree with portions of this discussion.

     A "U.S. Holder" is:

     o    an individual U.S. citizen or resident alien;

     o a corporation--or entity taxable as a corporation for U.S. federal income tax purposes--that was created under U.S. law (federal or state);

     o an estate whose worldwide income is subject to U.S. federal income tax; or

     o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If a partnership holds notes or shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes or shares, we suggest that you consult your tax advisor.

     The term "Non-U.S. Holder" refers to any beneficial owner of a note or shares of Jones Apparel Group common stock who or which is not a U.S. Holder.

     If you are considering buying notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes, including the conversion of the notes into shares of Jones Apparel Group common stock, and the effect that your particular circumstances may have on these tax consequences.

U.S. Holders

Original Issue Discount. The notes were issued with original issue discount ("OID"). The amount of OID on a note is the note's stated principal amount at maturity minus the note's issue price. The "issue price" of a note is the first price at which a substantial amount of the notes are sold to the public.

     Because the notes have OID, the following consequences arise:

     o You must include the total amount of OID as ordinary income over the life of the note. You must include OID in income as the OID accrues on the notes, even if you are on the cash method of accounting. This means that you are required to report OID income, and pay tax on that income, before you receive the cash that corresponds to that income.

     o OID accrues on a note on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a note will result in you being taxable at approximately a constant percentage of your unrecovered investment (including your previously accrued OID) in the note.

     o The accruals of OID on a note will generally be less in the early years and more in the later years.

Market Discount. If you purchase a note for an amount that is less than its issue price (increased by any previously accrued OID), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue the discount on a constant-yield method. You may elect to include market discount in income currently as it accrues (on either a ratable or constant-yield method), in which case the rule described above regarding deferral of interest expense deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations that you acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Acquisition Premium. If you purchase a note for an amount that is greater than its issue price (increased by any previously accrued OID) but less than its principal amount, you will be considered to have purchased such note at an "acquisition premium." The amount of OID you are required to include in your gross income with respect to such note will be reduced by such acquisition premium over the life of the note.

Constant-Yield Election. You may elect to include in gross income all interest that accrues on a note using the constant- yield method. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any acquisition premium. This election may not be revoked without the consent of the Internal Revenue Service.

Liquidated Damages for Failure to Register Under the Securities Act. As more fully described under "Registration Rights," we may be required to pay liquidated damages to holders of notes or holders of common stock issued upon conversion of the notes.

     o Although the matter is not free from doubt, we intend to take the position that liquidated damages paid to a holder of a note will be ordinary income for U.S. federal income tax purposes at the time it accrues or is received in accordance with such holder's method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the treatment of liquidated damage payments may be different.

     o Although the matter is not free from doubt, we intend to take the position that liquidated damages paid to a holder of common stock will be subject to the treatment described below under "--Distributions on Shares of Common Stock." It is possible, however, that the liquidated damages payment may be taxable as ordinary income.

Adjustment of Conversion Rate. The conversion rate of the notes is subject to adjustment under certain circumstances, as described under "Description of the Notes--Conversion Rights." Certain adjustments to the conversion rate may cause you to be treated as having received a distribution. This distribution would be taxable to you as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed below under "Distributions on Shares of Common Stock."

Sale, Exchange or Redemption of Notes. On the sale, retirement or redemption of your note:

     o You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is initially your cost. It increases by any OID and accrued market discount, if any, previously included in income. It decreases by any principal payments you receive on the note.

     o Except as described above under "--Market Discount," your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. For an individual, the maximum tax rate on long term capital gains is 20% (or 18% if the note is acquired on or after January 1, 2001 and held for more than five years).

Conversion of Notes.  If you convert your notes into shares of common stock:

     o You will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares.

     o Your tax basis in the shares of common stock received upon conversion of the notes will be equal to your aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of a fractional share.

     o The holding period of the shares of common stock you receive upon conversion of notes generally will include the period during which you held the notes prior to the conversion. However, the holding period for common stock attributable to accrued OID may commence on the day following the conversion date.

     o Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share (rather than as a dividend). Gain or loss recognized on the receipt of cash paid in lieu of the fractional share should equal the difference between the amount of cash received for the fractional share and your tax basis allocable to the fractional share exchanged. Any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if you held the notes for more than one year at the time of conversion.

Exercise of Holder's Put Option. If you exercise your option to require us to purchase or repurchase your notes, we may elect to pay for the notes with cash, common stock or a combination thereof. (See "Description of the Notes--Purchase of Notes at the Option of the Holder" and " --Fundamental Change Permits Holder to Require Us to Repurchase Notes.")

     o If you elect to exercise your option to tender a note to us on a purchase date or a repurchase date and we deliver solely cash in satisfaction of the purchase price, you would recognize gain or loss, measured by the difference between the amount of cash transferred by us to you and your tax basis in the tendered note. Gain or loss recognized would generally be capital gain or loss.

     o If the purchase price or repurchase price is paid solely in common stock, you would not recognize gain or loss, except as described below with respect to a fractional share.

     o Subject to the discussion below, if the purchase price or repurchase price is paid in a combination of shares of common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by you would be recognized, but only to the extent such gain does not exceed such cash.

     o Your tax basis in the common stock received in the exchange will be the same as your tax basis in the note tendered to us in exchange for the common stock (exclusive of any tax basis allocable to a fractional share interest as described below). However, this tax basis will be decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in the exchange and increased by the amount of any gain recognized by you on the exchange (other than gain with respect to a fractional share).

     o Your holding period for common stock received in the exchange will include the holding period for the note tendered to us in exchange for the common stock (assuming each is held as a capital asset).

          However, the holding period for common stock attributable to accrued OID may commence on the day following the purchase date or repurchase date.

     o Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share (rather than as a dividend). Gain or loss recognized on the receipt of cash paid in lieu of the fractional share should equal the difference between the amount of cash received for the fractional share and your tax basis allocable to the fractional share exchanged. Any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if you held the notes for more than one year by the purchase date or repurchase date.

     Notwithstanding the foregoing, if the purchase price or repurchase price is paid in a combination of shares of common stock and cash (other than cash received in lieu of a fractional share), the Internal Revenue Service may treat the exercise of your put option differently than described above. Under the alternate analysis, you might recognize less gain or recognize loss, as the case may be, and you would have a corresponding reduction in your tax basis in the common stock received in the exchange.

Distributions on Shares of Common Stock. Distributions on shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If you are a U.S. corporation, dividends paid to you may qualify for the dividends-received deduction.

     To the extent that you receive distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing your basis in the shares of common stock. Any distribution in excess of your basis in the shares of common stock will be treated as capital gain.

Sale or Exchange of Common Stock. If you sell or exchange your shares of common stock, you will recognize gain or loss equal to the amount realized on the sale or exchange minus your adjusted tax basis in the shares. Any such gain or loss will generally be long-term capital gain or loss if you have held or are deemed to have held the shares for more than one year.

Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event. The modification of the terms of the notes by us upon a Tax Event as described in "Description of Notes--Optional Conversion to Semi-annual Cash Pay Note Upon Tax Event," will not be a taxable event. The modification may, however, alter the timing of your income recognition with respect to the semi-annual payments of interest due after the Option Exercise Date. Nevertheless, after the modification, the tax consequences described in this section "Certain United States Federal Income Tax Considerations" generally will continue to apply to you.

Non-U.S. Holders

     Withholding Taxes on Interest on Notes. Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements. These requirements have been changed for interest paid on or after January 1, 2001.

     o You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

     o You hold your notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

     o You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

     o The interest income on the notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

     Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

     o The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

     o The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

     o An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes--the qualified intermediary will not generally forward this information to the withholding agent.

     o You own 10% or more of the voting stock of the Company, are a "controlled foreign corporation" with respect to the Company, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

     Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

     o You hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

     o    You file Form W-8ECI.

Withholding Taxes on Dividends on Shares of Common Stock. Unless an exception applies, all dividends paid to a Non- U.S. Holder will be subject to U.S. withholding tax at a rate of 30%. These taxes will be withheld either by the paying agent or by the bank, broker, or other intermediary through which you hold your shares.

     In general, the entire dividend we pay is subject to withholding tax. However, special rules apply if we pay a dividend that is greater than our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. In that case, either:

     o We (or the intermediary) may elect to withhold only on the portion of the dividend that is out of our earnings and profits. In this case, the remainder of the dividend would not be subject to withholding tax.

     o We (or the intermediary) may withhold on the entire dividend. In that case, you would be entitled to obtain a refund from the IRS for the withholding tax on the portion of the dividend that exceeds our earnings and profits.

     You may be entitled to a reduced rate of withholding taxes--or exemption from withholding taxes--if you are eligible for a tax treaty between the United States and your country of residence. The particular withholding tax rate that would apply to you depends on your tax status and on the particular tax treaty. However, the rate under most treaties is 15% for a typical portfolio investor.

     To be eligible for a tax treaty, you generally must meet each of the following requirements:

     o You are the beneficial owner of the shares. That is, you are not holding the shares on behalf of someone else.

     o You are a resident of the tax treaty jurisdiction and you satisfy all the other requirements in the treaty.

     o    You comply with the documentation requirements discussed below.

     o If you are treated as a partnership or other pass-through entity either for U.S. federal income tax purposes or under the tax laws of the treaty jurisdiction, you must satisfy additional requirements.

     In order to comply with the documentation requirements to claim tax treaty benefits, you must satisfy one of the following conditions. These conditions have been significantly changed for dividends paid on or after January 1, 2001.

     o You complete Form W-8BEN and provide it to the intermediary. The Form W-8BEN must contain your name and address, and you must fill out Part II of the form to state your claim for treaty benefits. As long as the shares remain actively traded, you are not required to obtain a Taxpayer Identification Number to claim treaty benefits.

     o You hold your shares directly through a "qualified intermediary." In this case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for treaty benefits. A qualified intermediary is an intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

     o In some limited circumstances, you may be permitted to provide documentary evidence in lieu of Form W-8BEN even if you hold your shares through an intermediary that is not a qualified intermediary.

     Alternatively, dividends paid to you will be exempt from U.S. withholding tax if the dividend income is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must generally complete Form W-8ECI.

     Even if you meet one of the above requirements, you will not be entitled to the reduction in--or exemption from--withholding tax on dividends paid to you under any of the following circumstances:

     o The withholding agent or an intermediary knows or has reason to know that you are not entitled to the reduction in rate or the exemption from withholding tax. Specific rules apply for this test.

     o The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

     o An intermediary through which you hold the shares fails to comply with the necessary procedures. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the shares. However, if you hold your shares through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the shares--the qualified intermediary will not generally forward this information to the withholding agent.

     The amount of dividends paid to you, and the amount withheld from the dividends, will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your shares directly through a qualified intermediary and the applicable procedures are complied with.

     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change, and certain transition rules apply for calendar year 2001. In addition, special rules apply to certain types of non-U.S. holders of shares, including partnerships, trusts, and other entities treated as pass- through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sales or Exchange of Notes or Shares of Common Stock. You generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of the notes or shares of common stock unless:

     o The gain is, or is treated as, effectively connected with a trade or business that you conduct within the U.S.; or

     o You are an individual present in the U.S. for 183 or more days during the year in which you dispose of the notes or shares and certain other conditions are satisfied.

U.S. Trade or Business. If you hold your notes or shares of common stock in connection with a trade or business that you are conducting in the U.S.:

     o Any interest on the notes, or any dividends on the shares and any gain from disposing of the notes or shares, generally will be subject to income tax as if you were a U.S. Holder.

     o If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the notes or shares. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Conversion of Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of common stock. To the extent a Non-U.S. Holder received cash in lieu of a fractional share on conversion, the cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a note or common stock.

Liquidated Damages for Failure to Register Under the Securities Act. As more fully described under "Registration Rights," we may be required to pay liquidated damages to holders of notes or holders of common stock issued upon conversion of the notes. Payments of liquidated damages to holders of notes or common stock, if any, may be subject to U.S. withholding tax at a 30% or lower applicable treaty rate. If you hold your notes or shares of common stock in connection with your U.S. trade or business, payments of liquidated damages may be subject to U.S. tax as provided above under " --U.S. Trade or Business."

Federal Estate Taxes. If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

     If you are an individual, your shares of common stock will be subject to U.S. estate tax when you die unless you are entitled to the benefits of an estate tax treaty.

Information Reporting and Backup Withholding

U.S. Holders. Under the tax rules concerning information reporting to the
IRS:

     o Assuming you hold your notes or shares through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you concerning interest and retirement proceeds on your notes, or dividends and sale proceeds on your shares, unless an exemption applies.

     o Similarly, unless an exemption applies, you must provide the intermediary with certain identifying information.

     o If you are subject to these requirements but do not properly comply, the intermediary must withhold 31% of all amounts payable to you on the notes (including principal payments) or shares. This is called

          "backup withholding." If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     o Some holders, including all corporations, are exempt from these requirements.

Non-U.S. Holders. The information reporting and backup withholding rules described above apply to Non-U.S. Holders as follows:

     o Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

     o Dividends paid to you will be exempt from the usual information reporting rules if you are eligible for a reduced withholding rate under a tax treaty as discussed above. However, as described above, dividends paid to you may be reported to the IRS on Form 1042-S.

     o If you are not eligible for a tax treaty and do not provide information to the intermediary identifying yourself as a Non-U.S. Holder, in some cases you may be subject to backup withholding on dividends at the rate of 31% instead of the regular dividend withholding rate of 30%. If necessary, you may provide the intermediary with Form W-8BEN, without claiming treaty benefits, in order to claim the 30% rate.

     o Sale proceeds you receive on a sale of your notes or shares through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.


                          SELLING SECURITYHOLDERS

     We initially issued the notes to the initial purchasers who then sold the notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and buyers outside the United States in accordance with Regulation S under the Securities Act. The selling securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of the notes and Jones Apparel Group common stock issued upon conversion of the notes.

     The following table sets forth the name, principal amount at maturity of notes and number of shares beneficially owned by the selling securityholders intending to sell the notes or common stock and the principal amount at maturity of notes or shares of common stock to be offered. Based on information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationsihp with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

                                                                                       Number of
                                               Principal amount at                     shares of
                                                maturity of notes                       common
                                                beneficially owned     Percentage of   stock that       Percentage of
                                                 that may be sold         notes       may be sold        common stock    Material
Name                                                hereby             outstanding      hereby(1)       outstanding(2)  relationship
----                                        -----------------------    ------------   ------------      --------------- ------------

AAM/Zazove Institutional Income
  Fund L.P. ...............................   $     2,500,000            0.31%          24,526.25           *%           None
Allstate Insurance Company.................         5,000,000            0.62           49,052.50           *            None
Allstate Life Insurance Company............         6,000,000            0.74           58,863.00           *            None
American Fidelity Assurance Company........           475,000            0.06            4,659.99           *            None
American Motorist Insurance Company........         1,146,000            0.14           11,242.83           *            None
Amerisure Companies/Michigan Mutual
  Insurance Company........................         1,000,000            0.12            9,810.50           *            None
Arapahoe County Colorado...................           112,000            0.01            1,098.78           *            None
Arbitex Master Fund, L.P...................        10,000,000            1.24           98,105.00           *            None
Associated Electric & Gas Insurance
  Services Limited.........................         1,000,000            0.12            9,810.50           *            None
Aventis Pension Master Trust...............           900,000            0.11            8,829.45           *            None
Banc of America Securities LLC.............        12,500,000            1.55          122,631.25           *            (4)
Bancroft Convertible Fund, Inc.............         2,000,000            0.25           19,621.00           *            None
BBT Fund, L.P..............................        20,000,000            2.48          196,210.00           *            None
BC McCabe Foundation.......................         1,000,000            0.12            9,810.50           *            None
Bear, Stearns & Co. Inc....................         7,500,000            0.93           73,578.75           *            (5)
Black Diamond Offshore, Ltd................         3,496,000            0.43           34,297.51           *            None
Blue Cross Blue Shield of Florida..........         3,800,000            0.47           37,279.90           *            None
Boilermaker - Blacksmith Pension Trust.....         5,600,000            0.70           54,938.80           *            None
British Virgin Island Social Security
  Board....................................            85,000            0.01              833.89           *            None
BS Debt Income Fund - Class A..............            30,000            0.00              294.32           *            None
CALAMOS(R)Convertible Fund - CALAMOS(R)
  Investment Trust.........................        10,650,000            1.32          104,481.83           *            None
CALAMOS(R)Convertible Growth and Income Fund
  - CALAMOS(R) Investment Trust............         6,100,000            0.76           59,844.05           *            None
CALAMOS(R)Convertible Portfolio
  - CALAMOS(R) Advisors Trust..............           470,000            0.06            4,610.94           *            None
CALAMOS(R)Global Convertible Fund
  - CALAMOS(R) Investment Trust............           425,000            0.05            4,169.46           *            None
CapitalCare, Inc...........................           135,000            0.02            1,324.42           *            None
CareFirst of Maryland, Inc.................           600,000            0.07            5,886.30           *            None
CFFX  LLC..................................        10,000,000            1.24           98,105.00           *            None
City of Albany Pension Plan................           505,000            0.06            4,954.30           *            None
City of Birmingham Retirement & Relief
  System...................................         4,000,000            0.50           39,242.00           *            None
City of Knoxville Pension System...........         1,160,000            0.14           11,380.18           *            None
City of New Orleans........................           463,000            0.06            4,542.26           *            None
City University of New York................           276,000            0.03            2,707.70           *            None
Clarica Life Insurance Co. - U.S...........         1,400,000            0.17           13,734.70           *            None
Coastal Convertibles Ltd...................         1,000,000            0.12            9,810.50           *            None
Conseco Annuity Assurance Company -
  Multi-Bucket Annuity Convertible Bond Fund        4,000,000            0.50           39,242.00           *            None
DeAm Convertible Arbitrage Fund............         3,000,000            0.37           29,431.50           *            None
Delta Airlines Master Trust................         9,900,000            1.23           97,123.95           *            None
Delta Pilots Disability and Survivorship
  Trust....................................         1,900,000            0.24           18,639.95           *            None

                                   -39-


Deutsche Banc Alex Brown Inc...............        24,400,000            3.03          239,376.20           *            None
1976 Distribution Trust FBO A.K.
  Lauder/Zinterhoffer......................            32,000            0.00              313.94           *            None
1976 Distribution Trust FBO Jane A. Lauder.            31,000            0.00              304.13           *            None
Dorinco Reinsurance Company................         3,000,000            0.37           29,431.50           *            None
Double Black Diamond Offshore LDC..........        15,738,000            1.95          154,397.65           *            None
Drury University...........................           185,000            0.02            1,814.94           *            None
Elf Aquitaine..............................           625,000            0.08            6,131.56           *            None
Ellsworth Convertible Growth and Income
  Fund, Inc................................         2,000,000            0.25           19,621.00           *            None
Employee Benefit Convertible Securities Fund          500,000            0.06            4,905.25           *            None
FreeState Health Plan, Inc.................           175,000            0.02            1,716.84           *            None
Genesee County Employees' Retirement System           550,000            0.07            5,395.78           *            None
GLG Market Neutral Fund....................        20,000,000            2.48          196,210.00           *            None
Goldman Sachs & Company....................           481,000            0.06            4,718.85           *            None
Grady Hospital Foundation..................           243,000            0.03            2,383.95           *            None
Granville Capital Corporation..............        20,000,000            2.48          196,210.00           *            None
Greek Catholic Union.......................           115,000            0.01            1,128.21           *            None
Greek Catholic Union II....................            95,000            0.01              932.00           *            None
Group Hospitalization and Medical Services,
  Inc......................................           700,000            0.09            6,867.35           *            None
Healthcare Underwriters Mutual Insurance
  Company..................................         1,725,000            0.21           16,923.11           *            None
HealthNow New York, Inc....................           175,000            0.02            1,716.84           *            None
H.K. Porter Company, Inc...................           135,000            0.02            1,324.42           *            None
Highbridge Capital Corporation.............        35,000,000            4.34          343,367.50           *            None
Independence Blue Cross....................           230,000            0.03            2,256.42           *            None
Jackson County Employees' Retirement System           550,000            0.07            5,395.78           *            None
Jersey (IMA) Ltd...........................         2,000,000            0.25           19,621.00           *            None
Julius Baer Securities Inc.................         1,680,000            0.21           16,481.64           *            None
KBC Financial Products USA.................         1,500,000            0.19           14,715.75           *            None
Kettering Medical Center Funded
  Depreciation Account.....................           340,000            0.04            3,335.57           *            None
Key Asset Management, Inc..................         8,000,000            0.99           78,484.00           *            None
Knoxville Utilities Board Retirement System           790,000            0.10            7,750.30           *            None
Lancer Securities Cayman LTD...............         1,500,000            0.19           14,715.75           *            None
Libertyview Funds L.P......................         8,000,000            0.99           78,484.00           *            None
Lincoln National Global Asset Allocation
  Fund, Inc................................           102,000            0.01            1,000.67           *            None
Lydian Overseas Partners Master Fund.......        55,000,000            6.83          539,577.50           *            None
Local Initiatives Support Corporation......           126,000            0.02            1,236.12           *            None
Louisiana Workers' Compensation Corporation           760,000            0.09            7,455.98           *            None
Macomb County Employees' Retirement System.         2,050,000            0.25           20,111.53           *            None
Mag Mutual Insurance Company...............           475,000            0.06            4,659.99           *            None
Medical Liability Mutual Insurance Company.        55,000,000            6.83          539,577.50           *            None
Merrill Lynch Insurance Group..............           793,000            0.10            7,779.73           *            None
Morgan Stanley Dean Witter Convertible
  Securities Trust.........................         5,000,000            0.62           49,052.50           *            (6)
Municipal Employees........................           242,000            0.03            2,374.14           *            None
Museum of Fine Arts, Boston................            49,000            0.01              480.71           *            None
Nabisco Holdings...........................            71,000            0.01              696.55           *            None
Nashville Electric Service.................           700,000            0.09            6,867.35           *            None
Nations Convertible Securities Fund........        10,000,000            1.24           98,105.00           *            None
New Orleans Firefighters Pension/Relief Fund          252,000            0.03            2,472.25           *            None
New York Life Insurance Company............        18,000,000            2.23          176,589.00           *            None
New York Life Insurance and Annuity
  Corporation..............................         2,000,000            0.25           19,621.00           *            None

                                   -40-


NCMIC Insurance Company....................           650,000            0.08            6,376.83           *            None
NORCAL Mutual Insurance Company............           850,000            0.11            8,338.93           *            None
Occidental Petroleum Corporation...........           471,000            0.06            4,620.75           *            None
OHIL Insurance Company.....................         1,000,000            0.12            9,810.50           *            None
Ohio Bureau of Workers' Compensation.......           300,000            0.04            2,943.15           *            None
Oxford, Lord Abbett & Co...................         4,500,000            0.56           44,147.25           *            None
Palladin Securities LLC....................           750,000            0.09            7,357.88           *            (7)
Parker-Hannifin Corporation................           162,000            0.02            1,589.30           *            None
Pell Rudman Trust Company..................         4,950,000            0.61           48,561.98           *            None
PGEP III LLC...............................           750,000            0.09            7,357.88           *            None
Physicians' Reciprocal Insurers Account  #7         5,500,000            0.68           53,957.75           *            None
Policemen and Firemen Retirement System of
  the City of Detroit......................         1,216,000            0.15           11,929.57           *            None
Port Authority of Allegheny County
  Retirement and Disability Allowance Plan
  for the Employees Represented by Local 85
  of the Amalgamated Transit Union.........         5,900,000            0.73           57,881.95           *            None
Promutual..................................         1,381,000            0.17           13,548.30           *            None
Putnam Asset Allocation Funds - Balanced
  Portfolio................................           796,000            0.10            7,809.16           *            None
Putnam Asset Allocation Funds - Conservative
  Portfolio................................           613,000            0.08            6,013.84           *            None
Putnam Convertible Income - Growth Trust...         6,604,000            0.82           64,788.54           *            None
Putnam Convertible Opportunities and Income
  Trust....................................           212,000            0.03            2,079.83           *            None
Putnam Variable Trust - Putnam VT Global
  Asset Allocation Fund....................           214,000            0.03            2,099.45           *            None
Radian Guaranty Inc........................         4,500,000            0.56           44,147.25           *            None
Raytheon Master Pension Trust..............         1,236,000            0.15           12,125.78           *            None
RJR Reynolds...............................           213,000            0.03            2,089.64           *            None
Salomon Smith Barney Inc...................        15,467,000            1.92          151,739.00           *            (8)
San Diego County Employees Retirement
  Association..............................         4,000,000            0.50           39,242.00           *            None
SCI Endowment Care Common Trust Fund -
  Suntrust.................................           180,000            0.02            1,765.89           *            None
Scudder Dividend & Growth Fund.............           780,000            0.10            7,652.19           *            None
SG Cowen Securities Corp...................        39,000,000            4.84          382,609.50           *            None
Shell Pension Trust........................           972,000            0.12            9,535.81           *            None
Southern Farm Bureau Life Insurance Company         2,750,000            0.34           26,978.88           *            None
SPT........................................         4,480,000            0.56           43,951.04           *            None
State of Florida, Office of the Treasurer..         4,500,000            0.56           44,147.25           *            None
State of Maryland Retirement Agency........         5,843,000            0.73           57,322.75           *            None
The Cockrell Foundation....................           150,000            0.02            1,471.58           *            None
The Dow Chemical Company Employees'
  Retirement Plan..........................        11,000,000            1.37          107,915.50           *            None
The Fondren Foundation.....................           355,000            0.04            3,482.73           *            None
The Greble Foundation......................           213,000            0.03            2,089.64           *            None
The Reciprocal of America..................           725,000            0.10            7,112.61           *            None
Tokai Asia Limited.........................        32,000,000            3.97          313,936.00           *            None
Triborough Partners QP, LLC................         3,000,000            0.37           29,431.50           *            None
UBS O'Connor LLC F/B/O UBS Global Equity
  Arbitrage Master Limited.................        19,000,000            2.36          186,399.50           *            None
Unifi, Inc. Profit Sharing Plan and Trust..           545,000            0.07            5,346.72           *            None
United Food and Commercial Workers Local
  1262 and Empoyees' Pension Fund..........         2,435,000            0.30           23,888.57           *            None
Value Line Convertible Fund, Inc...........         2,000,000            0.25           19,621.00           *            None
Van Kampen Harbor Fund.....................        14,000,000            1.74          137,347.00           *            None
Van Waters & Rogers, Inc. Retirement Plan..         1,545,000            0.19           15,157.22           *            None
White River Securities L.L.C...............         7,500,000            0.93           73,578.75           *            None
Worldwide Transactions, Ltd................           766,000            0.10            7,514.84           *            None
Any other holder of notes or future
  transferee, pledgee, donee, or successor of
  any such holder(3).........................     148,345,000           18.48        1,455,338.62           *            None

* Less than 1%.


(1) Assumes conversion of all of the holder's notes at a conversion price of 9.8105 shares of Jones Apparel Group common stock per $1,000 principal amount at maturity of the notes. This conversion price, however, will be subject to adjustment as described under "Description of the Notes--Conversion Rights." As a result, the number of shares of Jones Apparel Group common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 119,840,155 shares of common stock outstanding as of April 2, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in one or more prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4) Banc of America Corporation, the parent company of Banc of America Securities LLC, is a lender under our Senior Credit Facilities.

(5) Bear, Stearns & Co. Inc. was an initial purchaser of the notes. The notes being sold by Bear, Stearns & Co. Inc. pursuant to this prospectus were purchased in secondary market trading. In 1999, Bear, Stearns & Co. Inc. served as financial advisor to Nine West in connection with Jones Apparel Group's acquisition of Nine West. In that capacity, Bear, Stearns & Co. Inc. rendered an opinion that, among other things, the consideration to be received in the transaction by the stockholders of Nine West was fair, from a financial point of view, to the stockholders of Nine West. Bear, Stearns & Co. Inc. was an initial purchaser of the 6 1/4% Notes in 1998 and was an initial purchaser of the 7 1/2% Notes and the 7 7/8% Notes in 1999.

(6) Morgan Stanley Dean Witter, the parent company of Morgan Stanley Dean Witter Convertible Securities Trust, is serving as our financial advisor in connection with the Merger.

(7)  Palladin Capital Group, Inc., the parent company of Palladin
     Securities LLC, served as our investment advisor in 1999 in connection with our acquisition of Nine West. For its services as such, Palladin Capital Group, Inc. received a fee of $9.6 million, plus reimbursement of out-of-pocket expenses. Palladin Capital Group, Inc. also served as our investment advisor in 1998 in connection with our acquisition of Sun Apparel, Inc. For its services as such, Palladin Capital Group, Inc. received a fee of $2.3 million, plus reimbursement of out-of-pocket expenses. In addition, as part of its fee for services in the Sun Apparel, Inc. acquisition, Palladin Capital Group, Inc. received $178,370 in April 1999 and $227,930 in April 2000, will receive $5,150 in
     April 2001 and will receive 0.5% of the additional consideration which may become payable to the former Sun Apparel, Inc. stockholders based on Sun Apparel, Inc.'s performance for the year 2001. From June 15, 1999 until February 6, 2000, Mark J. Schwartz, President and Chief Executive Officer of Palladin Capital Group, Inc., served as Chairman and Chief Executive Officer of Nine West.

(8) Salomon Smith Barney Inc. was an initial purchaser of the notes. The notes being sold by Salomon Smith Barney Inc. pursuant to this prospectus were purchased in secondary market trading. Salomon Smith Barney Inc.
     is also a co-arranger for the Senior Credit Facilities.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes or shares of Jones Apparel Group common stock since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time.

     Because the selling securityholders may offer all or some of their notes or the shares of Jones Apparel Group common stock issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or number of shares of Jones Apparel Group common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. See "Plan of Distribution."


                            PLAN OF DISTRIBUTION

     The selling securityholders intend to distribute the notes and the shares of Jones Apparel Group common stock issuable upon conversion of the notes from time to time only as follows (if at all):

     o    to or through underwriters, brokers or dealers;

     o    directly to one or more other purchasers;

     o    through agents on a best-efforts basis; or

     o    otherwise through a combination of any such methods of sale.

     If a selling securityholder sells the notes or shares of Jones Apparel Group common stock issuable upon conversion of the notes through underwriters, dealers, brokers or agents, such underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the notes or shares of Jones Apparel Group common stock.

     The notes and the shares of Jones Apparel Group common stock issuable upon conversion of the notes may be sold from time to time:

     o in one or more transactions at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices;

     o    at varying prices determined at the time of sale; or

     o    at negotiated prices.

     Such sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the notes or the Jones Apparel Group common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in block transactions in which the broker or dealer so engaged will attempt to sell the notes or shares of Jones Apparel Group common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     o    through the writing of options; or

     o    through other types of transactions.

     In connection with sales of the notes or Jones Apparel Group common stock or otherwise, the selling securityholder may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales of the notes or Jones Apparel Group common stock in the course of hedging the positions they assume. The selling securityholder may also sell notes or Jones Apparel Group common stock short and deliver notes or Jones Apparel Group common stock to close out such short positions, or loan or pledge notes or Jones Apparel Group common stock to brokers-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the notes or Jones Apparel Group common stock issued upon conversion of the notes owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes or the Jones Apparel Group common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate notes or shares of Jones Apparel Group common stock issuable upon conversion of the notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. The selling securityholder may sell short the Jones Apparel Group common stock and may deliver this prospectus in connection with such short sales and use the shares of Jones Apparel Group common stock covered by the prospectus to cover such short sales. In addition, any notes or shares of Jones Apparel Group common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.

     At the time a particular offering of notes or shares of Jones Apparel Group common stock issuable upon conversion thereof is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of notes or number of shares of Jones Apparel Group common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

     Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the notes or shares of Jones Apparel Group common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the notes or shares of Jones Apparel Group common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the notes and shares of Jones Apparel Group common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the notes or shares of Jones Apparel Group common stock to engage in market-making activities with respect to the notes and shares of Jones Apparel Group common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the notes and shares of Jones Apparel Group common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and shares of Jones Apparel Group common stock.

     Pursuant to the registration rights agreement entered into in connection with the offer and sale of the notes by us, each of us on the one hand and the selling securityholders on the other hand will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     We will pay all expenses of the shelf registration statement, provided that each selling securityholder will pay any broker's commission, agency fee or underwriter's discount or commission.

                               LEGAL MATTERS

     The validity of the securities offered by this prospectus has been passed upon by Ira M. Dansky, Esq., our General Counsel. With respect to certain matters concerning Pennsylvania law, he will rely on Schnader, Harrison, Segal & Lewis LLP, Philadelphia, Pennsylvania. As of May 7,
2001, Mr. Dansky owned no shares of Jones Apparel Group common stock but had options to purchase 205,585 shares of Jones Apparel Group common stock.

                                  EXPERTS

     The consolidated financial statements and financial statement schedule of Jones incorporated by reference in this prospectus to the Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

================================================================================



















                                $805,645,000

                         Jones Apparel Group, Inc.
                     Jones Apparel Group Holdings, Inc.
                       Jones Apparel Group USA, Inc.
                            Nine West Group Inc.

               Zero Coupon Convertible Senior Notes due 2021
          and Shares of Common Stock of Jones Apparel Group, Inc.
                   Issuable Upon Conversion of the Notes


                            ------------------

                                 Prospectus

                            ------------------

                                  o , 2001




















================================================================================

              PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the registration of the offering of the securities. All expenses other than the SEC registration fee are estimates. Each selling securityholder will pay all costs and expenses of selling its securities, including all agency fees and commissions and underwriting discounts and commissions and all fees and disbursements of its counsel or other advisors or experts retained by such selling securityholder, other than the counsel and experts specifically referred to in the registration rights agreement relating to the securities.

Securities and Exchange Commission registration fee............ $ 50,000.00
Accounting fees and expenses...................................  101,229.48
Legal fees and expenses........................................  150,000.00
Miscellaneous expenses.........................................   50,000.00
                                                                -----------
     Total:.................................................... $351,229.48
                                                                ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the By-laws of Jones Apparel Group, Inc. and Section 7.1 of the By-laws of Jones Apparel Group USA, Inc. provide that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, such By-laws provide that the applicable corporation shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

     Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under
Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     Section 1743 of the Pennsylvania Business Corporation Law provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 or 1742 or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     The Certificate of Incorporation of Jones Apparel Group Holdings, Inc., a Delaware corporation ("Jones Holdings") and the Certificate of Incorporation of Nine West Group Inc., a Delaware corporation ("Nine West"), provide that no director of Jones Holdings or Nine West shall be personally liable to Jones Holdings, Nine West or their stockholders for monetary damages for breach of a fiduciary duty other than as expressly provided in the General Corporation Law of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL eliminates liability except (1) for any breach of the director's duty of loyalty to Jones Holdings, Nine West or their stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derives an improper personal benefit. Furthermore, the Certificate of Incorporation and By-laws of Jones Holdings and Nine West each provide that Jones Holdings and Nine West shall indemnify their officers, directors, employees and agents to the full extent permitted by the DGCL, and shall pay and advance expenses for any matters covered by such indemnification. In addition, Jones Apparel Group, Inc. has entered into executive employment agreements with Sidney Kimmel, Jackwyn Nemerov, Irwin Samelman and Wesley
R. Card pursuant to which Jones Apparel Group, Inc. has agreed to indemnify such officers and directors to the maximum extent permitted by applicable law against any liability incurred by such officers and directors in their capacities as such.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or their enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that (1) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
(a) and (b) or in the defense of any clam, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (2) indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (3) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

ITEM 16.  EXHIBITS


Exhibit No. Description
----------- -----------

4.1 Indenture dated February 1, 2001 by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., and The Bank of New York as trustee.(1)

4.2         Form of Note (included in Exhibit 4.1).(1)

4.3 Registration Rights Agreement dated February 1, 2001 by and among Jones Apparel Group, Inc., Jones Apparel Group USA, Inc., Jones Apparel Group Holdings, Inc., Nine West Group Inc., and Salomon Smith Barney Inc., and Bear, Stearns & Co. Inc., as initial purchasers.(2)

5.1         Opinion of Ira M. Dansky, Esq.*

5.2         Opinion of Schnader, Harrison, Segal & Lewis LLP.*

12.1        Statement regarding computation of Ratio of Earnings to Fixed
            Charges.*

23.1        Consent of BDO Seidman, LLP.

23.2        Consent of Ira M. Dansky, Esq. (included in opinion filed as
            Exhibit 5.1).*

23.3 Consent of Schnader, Harrison, Segal & Lewis LLP (included in opinion filed as Exhibit 5.2).*

24.1        Power of Attorney (included in signature page).*

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the indenture.*

 *   Previously filed.

(1) Incorporated by reference to Exhibit 4.22 previously filed with Jones Apparel Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2) Incorporated by reference to Exhibit 4.23 previously filed with Jones Apparel Group, Inc.'s, Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

ITEM 17.  UNDERTAKINGS.

     (a)  Each undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertaking set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  Each undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the registration statement on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 7, 2001.

                                   JONES APPAREL GROUP, INC.

                                     By            /s/ Wesley R. Card
                                        -------------------------------------
                                                   Wesley R. Card
                                                   Chief Financial Officer

                                   JONES APPAREL GROUP HOLDINGS, INC.

                                     By            /s/ Ira M. Dansky
                                        -------------------------------------
                                                   Ira M. Dansky
                                                   President

                                   JONES APPAREL GROUP USA, INC.

                                     By            /s/ Wesley R. Card
                                        -------------------------------------
                                                   Wesley R. Card
                                                   Chief Financial Officer

                                   NINE WEST GROUP INC.

                                     By            /s/ Wesley R. Card
                                        -------------------------------------
                                                   Wesley R. Card
                                                   Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                                                  DATE
                                   JONES APPAREL GROUP, INC.

          *                        Chairman and Director                                  May 7, 2001
---------------------------------- (Principal Executive Officer)
   Sidney Kimmel


          *                        President and Director                                 May 7, 2001
----------------------------------
   Jackwyn Nemerov


/s/ Wesley R. Card                 Chief Financial Officer                                May 7, 2001
---------------------------------- (Principal Financial Officer)
   Wesley R. Card


          *                        Senior Vice President and Corporate Controller         May 7, 2001
---------------------------------- (Principal Accounting Officer)
   Patrick M. Farrell


          *                        Executive Vice President/Marketing                     May 7, 2001
---------------------------------- and Director
   Irwin Samelman


                                   Director
----------------------------------
   Geraldine Stutz


                                   Director
----------------------------------
   Howard Gittis



          *                        Director                                               May 7, 2001
----------------------------------
   Eric A. Rothfeld


                                   Director
----------------------------------
   Anthony Scarpa


                                   JONES APPAREL GROUP HOLDINGS, INC.


/s/ Ira M. Dansky                  President and Director                                 May 7, 2001
---------------------------------- (Principal Executive Officer)
   Ira M. Dansky


          *                        Vice President/Finance and Director                    May 7, 2001
---------------------------------- (Principal Financial Officer  and Principal
   Joseph T. Donnalley             Accounting Officer)


          *                        Director                                               May 7, 2001
----------------------------------
   Patricia F. Genzel

                                   JONES APPAREL GROUP USA, INC.

          *                        Chairman and Director                                  May 7, 2001
---------------------------------- (Principal Executive Officer)
   Sidney Kimmel


          *                        President and Director                                 May 7, 2001
----------------------------------
   Jackwyn Nemerov


/s/ Wesley R. Card                 Chief Financial Officer                                May 7, 2001
---------------------------------- (Principal Financial Officer)
   Wesley R. Card


          *                        Senior Vice President and Corporate Controller         May 7, 2001
---------------------------------- (Principal Accounting Officer)
   Patrick M. Farrell


          *                        Executive Vice President/Marketing and Director        May 7, 2001
----------------------------------
   Irwin Samelman


                                   NINE WEST GROUP INC.


          *                        Chairman and Director                                  May 7, 2001
---------------------------------- (Principal Executive Officer)
   Jackwyn Nemerov


/s/ Wesley R. Card                 Chief Financial Officer and Director                   May 7, 2001
---------------------------------- (Principal Financial Officer)
   Wesley R. Card


          *                        Senior Vice President                                  May 7, 2001
---------------------------------- (Principal Accounting Officer)
   Patrick M. Farrell


          *                        Director                                               May 7, 2001
----------------------------------
   Sidney Kimmel

          *                        Director                                               May 7, 2001
----------------------------------
   Irwin Samelman


* /s/ Ira M. Dansky                                                                       May 7, 2001
----------------------------------
   Ira M. Dansky
   Attorney-in-fact


                               EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

4.1 Indenture dated February 1, 2001 by and among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc., and The Bank of New York as trustee.(1)

4.2            Form of Note (included in Exhibit 4.1).(1)

4.3 Registration Rights Agreement dated February 1, 2001 by and among Jones Apparel Group, Inc., Jones Apparel Group USA, Inc., Jones Apparel Group Holdings, Inc., Nine West Group Inc., and Salomon Smith Barney Inc., and Bear, Stearns & Co. Inc., the initial purchasers.(2)

5.1            Opinion of Ira M. Dansky, Esq.*

5.2            Opinion of Schnader, Harrison, Segal & Lewis LLP.*

12.1 Statement regarding computation of Ratio of Earnings to Fixed Charges.*

23.1           Consent of BDO Seidman, LLP.

23.2           Consent of Ira M. Dansky, Esq. (included in opinion filed as
               Exhibit 5.1).*

23.3 Consent of Schnader, Harrison, Segal & Lewis LLP (included in opinion filed as Exhibit 5.2).*

24.1           Power of Attorney (included in signature page).*

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the indenture.*


(1) Incorporated by reference to Exhibit 4.22 previously filed with Jones Apparel Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2) Incorporated by reference to Exhibit 4.23 previously filed with Jones Apparel Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


*   Previously filed.


                                    E-1